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Exhibit 2.1





                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           SUNCOAST ACQUISITION CORP.,

                           SUNCOAST AUTOMATION, INC.,

                           AND PROTOSOURCE CORPORATION

                            DATED AS OF JULY 1, 2001
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                                 TABLE OF CONTENTS

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                                                                                          Page
RECITALS..................................................................................   1
ARTICLE I - PURCHASE AND SALE
           1.1  Purchased Assets..........................................................   1
           1.2  Excluded Assets...........................................................   2
           1.3  Liabilities                                                                  2

ARTICLE II - PURCHASE PRICE
           2.1  Purchase Price............................................................   4
           2.2  Allocation of Purchase Price..............................................   4

ARTICLE III - CLOSING
           3.1  Closing Date                                                                 4
           3.2  Buyer's Deliveries........................................................   5
           3.3  Suncoast's Deliveries.....................................................   5

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SUNCOAST AND  SHAREHOLDER
           4.1  Corporate Status..........................................................   6
           4.2  Power and Authority.......................................................   6
           4.3  Enforceability                                                               6
           4.4  No Restrictions...........................................................   6
           4.5  No Violation                                                                 7
           4.6  Financial Statements......................................................   7
           4.7  Liabilities                                                                  7
           4.8  Litigation                                                                   8
           4.9  Good Title to, Condition of,  and Adequacy of Purchased Assets............   8
           4.10 Compliance with Laws......................................................   9
           4.11 Labor and Employment Matters..............................................   9
           4.12 Employee Benefit Plans....................................................   9
           4.13 Tax Matters                                                                 10
           4.14 Receivables                                                                 10
           4.15 Inventory                                                                   10
           4.16 Licenses and Permits......................................................  11
           4.17 Intellectual Property.....................................................  11
           4.18 Contracts                                                                   11
           4.19 Accuracy of Information Furnished to Buyer................................  12
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
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ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER
           5.1   Corporate Status.........................................................  13
           5.2   Corporate Power and Authority............................................  13
           5.3   Enforceability...........................................................  13
           5.4   No Commissions...........................................................  14
           5.5   Litigation...............................................................  14
           5.6   Reporting Company........................................................  14
           5.7   Statements and Other Documents Not Misleading............................  14

ARTICLE VI - CLOSING CONDITIONS
           6.1   Conditions to Each Party's Obligations...................................  14
           6.2   Conditions to Obligations of Suncoast and Shareholder....................  14
           6.3   Conditions to the Obligations of Buyer...................................  15
           6.4   Other Documents..........................................................  15

ARTICLE VII - EMPLOYEE MATTERS
           7.1   Employees................................................................  16
           7.2   Worker's Compensation....................................................  16

ARTICLE VIII - TERMINATION
           8.1   Termination..............................................................  16
           8.2   Effect of Termination....................................................  17

ARTICLE IX - INDEMNIFICATION
           9.1   Agreement by Suncoast and Shareholder to Indemnify.......................  17
           9.2   Conditions of Indemnification of Buyer...................................  19
           9.3   Minimum Threshold for Indemnification by Suncoast and Shareholder........  20

ARTICLE X - ADDITIONAL AGREEMENTS
           10.1  Reputation of the Dauphin Shares.........................................  20
           10.2  Conduct of Operations....................................................  21
           10.3  Tax Matters..............................................................  21
           10.4  Best Efforts.............................................................  21
           10.5  Further Assurances.......................................................  22
           10.6  Negotiations with Others.................................................  22
           10.7  Brokers..................................................................  22
           10.8  Sales and Transfer Taxes and Fees........................................  22
           10.9  Cooperation..............................................................  22
           10.10 Other Agreements.........................................................  22
           10.11 Corporate Name Change....................................................  22

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ARTICLE XI - DEFINITIONS
           11.1  Defined Terms............................................................  23
           11.2  Other Definitional Provisions............................................  25

ARTICLE XII - GENERAL PROVISIONS
           12.1  Survival of Obligations..................................................  25
           12.2  Notices..................................................................  25
           12.3  Successors and Assigns...................................................  26
           12.4  Entire Agreement; Amendments.............................................  26
           12.5  Interpretation...........................................................  27
           12.6  Expenses.................................................................  27
           12.7  Partial Invalidity.......................................................  27
           12.8  Governing Law............................................................  27
           12.9  Public Announcements.....................................................  27
           12.10 Counterparts/Facsimiles..................................................  28

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                                 INDEX OF EXHIBITS

     Exhibit A Employment Agreement for Key Employees
     Exhibit B Bill of Sale, Assignment and Assumption



                                 INDEX OF SCHEDULES

     Schedule 1.2(c) Excluded Assets
     Schedule 1.3 Assumed Liabilities
     Schedule 2.2 Allocation of Purchase Price
     Schedule 4.1 Qualification Jurisdiction
     Schedule 4.5 Violations; Conflicts; etc.
     Schedule 4.6 Financial Statements
     Schedule 4.7 Liabilities
     Schedule 4.8 Litigation
     Schedule 4.10 Compliance with Laws
     Schedule 4.12 Employee Benefit Plans
     Schedule 4.13 Tax Matters
     Schedule 4.17 Intellectual Property
     Schedule 4.18 Purchased Contracts

                            ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement (the "Agreement") is entered into effective as of July 1, 2001 (the "Effective Date"), by and among Suncoast Acquisition Corp., an Illinois corporation ("Buyer"); Suncoast Automation, Inc., a Delaware corporation ("Suncoast"); and ProtoSource Corporation, a California corporation and owner of all issued and outstanding shares of stock in Suncoast ("Shareholder").

                                R E C I T A L S:

     A. Suncoast is engaged in the business of providing cable television and high speed Internet access to the timeshare industry (the "Business").

     B. Buyer is engaged in the business of designing, developing, manufacturing and marketing leading-edge technology equipment including, but not limited to, mobile computers, set-top boxes and industrial products.

     C. Suncoast desires to sell to Buyer, and Buyer desires to purchase from Suncoast, on a going-concern basis, those certain hereinafter defined Purchased Assets of Suncoast, other than certain hereinafter defined Excluded Assets, all on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

     1.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Suncoast shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase from Suncoast, on a going-concern basis, free and clear of all Liens (except for hereinafter defined Permitted Liens), all of the Business and operations of Suncoast related to the Business and, except for the Excluded Assets as set forth in Section 1.2 hereof, all of the assets and properties of Suncoast of every kind and description, wherever located, tangible or intangible, used or useable in connection with the Business as the same shall exist on the Effective Date (collectively, the "Purchased Assets"), including, without limitation, all right, title, and interest of Suncoast in, to, and under:

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          (a) All of the assets reflected on the Balance Sheet, including, without limitation, cash; accounts receivable; all contracts-in-progress and proposals; all customer listings; all computer hardware, software, and accessories; all furniture and equipment; all pertinent Business information, software product licenses and resale licenses; and those assets acquired subsequent to the Balance Sheet Date (as hereinafter defined), except those assets disposed of or converted into cash after the Balance Sheet Date in the ordinary course of business;

          (b) The name "Suncoast Automation, Inc." and any derivation thereof, trademarks, trade names, service marks, and copyrights, which Suncoast owns or has the right to use (and all goodwill associated therewith), registered or unregistered, and the applications for registration thereof, and the patents and applications therefore, and the licenses relating to any of the foregoing listed in Schedule 4.16 (as further defined in Section 4.16, the "Intellectual Property";

          (c) All mailing lists, customer lists, subscriber lists, processes, manuals or business procedures, trade secrets, designs, engineering drawings and reports, know-how and other proprietary or confidential information used in or relating to the Business;

          (d) A copy of all books and records (including all data and other information stored on discs, tapes, written, electronic or other media) of Suncoast relating to the assets, properties and operations of the Business;

          (e) All of Suncoast's rights, claims, or causes of action against third parties relating to the assets, properties, or operations of the Business arising out of transactions occurring prior to the Effective Date;

          (f) All of Suncoast's interest in and to all telephone and telephone facsimile numbers, Internet websites, and other directory listings of the Business and any assumed or fictitious names related to the Business;

          (g) All prepaid expenses and deposits that benefit the Buyer after the Effective Date; and

          (h) All other assets, properties and rights specifically set forth in the Agreement as being sold, transferred or assigned to, or purchased by, Buyer.

     1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1, the Purchased Assets shall not include the assets listed on Schedule 1.2 ("Excluded Assets").

     1.3  Liabilities.  Buyer shall:

          (a) upon receipt at Closing of duly executed lessor's consents in form reasonably acceptable to Buyer, assume payment of monthly rental obligations

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          under two equipment leases dated May 16, 2001 by and between
          Shareholder and Highland Capital Corp. in the form of the copies attached as Schedule 1.3 ("Highland Equipment Leases"), and shall make monthly payments required thereunder until the Expiration Date, as defined in the Sublease Agreement by and between Buyer, Shareholder and William Conis, dated July 1, 2001 (the "Sublease Agreement") Prior to the Expiration Date, Shareholder shall cause the Highland Equipment Leases to be terminated or shall purchase the equipment leased thereunder from Highland Capital Corp., subject to the terms and conditions of Section 8 of the Sublease Agreement. Upon receipt of documentation evidencing termination of the Highland Equipment Leases and transfer to Shareholder of all right, title and interest in and to the equipment identified therein, free and clear of any and all liens, encumbrances, and claims of any nature or kind, in form reasonably acceptable to Buyer (the "Equipment Transfer Notice"), Buyer shall reimburse Shareholder for the purchase price paid by Shareholder for the equipment leased thereunder, in an amount equal to the lesser of the fair market value of the equipment as of the date of such purchase of the equipment, or the aggregate rent payable over the then remaining term of the Highland Equipment Leases, or any lesser amount accepted by the lessor in connection with the purchase of said equipment (the "Equipment Cost"). Upon receipt of such reimbursement, Shareholder shall transfer to Buyer all right, title and interest in and to said equipment, free and clear of any and all liens, encumbrances, and claims of any nature or kind. Reimbursement to Shareholder may be made in cash or through delivery of such number of shares of $0.01 par value common stock in Dauphin Technology, Inc., an Illinois corporation and owner of all issued and outstanding shares of stock in Buyer ("Dauphin"), equal to the Equipment Cost divided by the average closing bid price of the Dauphin common stock for the five trading days preceding the Shareholder's delivery of the Equipment Transfer Notice (the "Equipment Payment Shares"). If paid through delivery of such shares, Buyer shall cause the Registration Statement referenced in Section 2.1 to be amended to include such Equipment Payment Shares;

          (b) assume and be obligated to discharge the Suncoast liability to Electroline Equipment, Inc. in the amount of $83,413.80; and

          (c) assume and be obligated to discharge the Suncoast liability to Cox Communications, Inc. in the amount of $45,520.00.

Excepting the liabilities expressly assumed in Sections 1.3(a), 1.3(b), and 1.3(c) above, Buyer shall not assume or be obligated to pay, perform, or otherwise discharge any liability or obligation of Suncoast, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer and, notwithstanding anything to the contrary contained in this Agreement, none of the following liabilities shall be assumed by Buyer:

          (i) Any liabilities of Suncoast in respect of taxes of Suncoast for which Suncoast and/or Shareholder is liable pursuant to Section 4.7;

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          (ii)  Any liabilities or obligations in respect of any Excluded
          Assets;

          (iii) Any other liabilities of any kind or nature whatsoever including, but not limited to, any subcontractor liabilities related to the Receivables identified in Schedule 1.2.

                                   ARTICLE II

                                 PURCHASE PRICE

     2.1 Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be equal to Seven Hundred Sixty Six Thousand Fifty Eight (766,058) shares of $0.01 par value common stock in Dauphin (the "Dauphin Shares"). The Dauphin Shares shall be issued at Closing (as hereinafter defined) without prior registration under federal or state securities laws, in reliance upon certain registration exemptions available thereunder, and as follows: 38,303 of such Dauphin Shares shall be issued to Andrew, Alexander, Wise & Company, and 727,755 of such Dauphin Shares shall be issued to Shareholder. Following Closing, Buyer shall cause Dauphin to file at its sole expense a registration statement ("Registration Statement") on Form S-3, if use of such form is then available to Dauphin pursuant to the rules of the Securities and Exchange Commission ("SEC") and, if not, on such other form promulgated by the SEC for which Dauphin then qualifies and which counsel for Dauphin shall deem appropriate, for the registration under the Securities Act of 1933 of the resale by the holder of the Dauphin Shares, such Registration Statement to be filed with the SEC prior to the thirtieth (30th) day following the filing date of Dauphin's Form 10-Q for the period ending June 30, 2001 and pursuant to the additional terms and conditions described in Section 10.1 hereto.

     2.2 Allocation of Purchase Price. The Purchase Price shall be allocated for tax purposes among the Purchased Assets in such amounts as Buyer may reasonably request, in accordance with generally accepted accounting principles and as set forth in Schedule 2.2. Such allocations shall be accepted by the parties in writing at Closing and shall be binding on the parties. Suncoast shall sign and submit all necessary forms to report this transaction for federal and state income tax purposes in accordance with that allocation and shall not take a position for tax purposes inconsistent therewith.

                                   ARTICLE III

                                     CLOSING

     3.1 Closing Date. The closing ("Closing") of the transactions contemplated by this Agreement shall be held on July 1, 2001 ("Closing Date") at the office of Buyer at 800 E. Northwest Highway, Suite 950, Illinois 60067. The Closing shall be deemed to be effective as of 12:01 A.M., Chicago Time, on the Effective Date.

     3.2 Buyer's Deliveries. At Closing, Buyer shall deliver to Suncoast all of the following:

          (a) A certificate of the Secretary or an Assistant Secretary of Buyer, dated no earlier than thirty (30) days prior to the Closing Date, in form and substance reasonably satisfactory to Suncoast, as to the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, and the transactions contemplated thereby;

          (b) Such other documents as Suncoast may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer;

          (c) A Certificate of Good Standing issued by the Secretary of State of Illinois, with respect to Buyer dated no earlier than thirty (30) days prior to the Closing Date;

          (d) An Employment Agreement for each of the Key Employees (as hereinafter defined) executed by an authorized officer of Buyer and in substantially the form contained in Exhibit A;

          (e) A Certificate representing the Dauphin Shares issued in the name of Suncoast or its designee; and

          (f) The Bill of Sale, Assignment and Assumption duly executed by an authorized officer of Buyer and in substantially the form contained in Exhibit B.

     3.3 Suncoast's Deliveries. At Closing, Suncoast shall deliver to Buyer the following:

          (a) A certificate of the Secretary or an Assistant Secretary of Shareholder, dated no earlier than thirty (30) days prior to the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the resolutions of the Board of Directors of Shareholder authorizing the execution and performance of this Agreement, and the transactions contemplated thereby;

          (b) Such other documents as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer;

          (c) A Certificate of Good Standing issued by the Secretary of State of Delaware, with respect to Suncoast dated no earlier than thirty (30) days prior to the Closing Date;

          (d) An Employment Agreement for each of the Key Employees executed by each of the Key Employees and in substantially the form contained in Exhibit A;

          (e) The Bill of Sale, Assignment and Assumption duly executed by an authorized officer of Suncoast and in substantially the form contained in Exhibit B; and

          (f) The lessor consents referenced in Section 1.3.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF SUNCOAST AND SHAREHOLDER

          As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Suncoast and Shareholder each hereby makes the following representations and warranties to Buyer, as of the date hereof and as of the Effective Date:

     4.1 Corporate Status. Suncoast is a corporation duly organized, legally existing and in good standing, and has filed all required annual reports and paid all required franchise and other taxes and fees, under the laws of the State of Delaware. Suncoast has the requisite power and authority to own or lease its property and to carry on its Business as now being conducted. On the Closing Date, Suncoast shall be legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its respective properties and the conduct of its business requires such qualification (all of which jurisdictions are listed on Schedule 4.1) and will be good standing in each of the jurisdictions in which it is so qualified, with the exception of a pending filing of corporation reinstatement in the State of Florida, of which Buyer is aware. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency, or rehabilitation of Suncoast.

     4.2 Power and Authority. Each of Suncoast and Shareholder has the power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. Each of Suncoast and Shareholder has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby.

     4.3 Enforceability. Each of this Agreement and any other agreement executed in connection herewith has been, or will have been at the time of Closing, duly executed and delivered by Suncoast and Shareholder and constitutes, or will constitute, the legal, valid, and binding obligation of each of them, enforceable against each of them in accordance with its terms.

     4.4 No Restrictions. There are no proxies, voting rights, Contracts, or other agreements or understandings with respect to the voting of shares in Suncoast or the transfer of the Purchased Assets other than as set forth in this Agreement.

     4.5 No Violation. Except as set forth on Schedule 4.5, the execution and delivery of this Agreement by Suncoast, the performance of its respective obligations hereunder and the consummation of the transactions contemplated by this Agreement will not:

          (a) contravene any provision of the Articles of Incorporation or Bylaws of Suncoast;

          (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Suncoast;

          (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Suncoast that contemplate transactions valued in excess of $10,000;

          (d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Suncoast; or

          (e) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

     4.6  Financial Statements.   Suncoast has delivered to Buyer the unaudited
financial statements of Suncoast, as of December 31, 1999, December 31, 2000 and for the interim period ended March 31, 2001, and the related statements of income and retained earnings for said periods (collectively, the "Financial Statements") The balance sheet dated as of March 31, 2001, included in the Financial Statements is referred to herein as the "Balance Sheet" and the "Balance Sheet Date" shall mean March 31, 2001. The Financial Statements fairly present the financial position of Suncoast at each of the balance sheet dates and the results of operations for the periods covered thereby. Except as set forth in Schedule 4.6: (a) the books and records of Suncoast fully and fairly reflect the transactions, properties, assets, and liabilities of Suncoast; (b) there are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements; and (c) the Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     4.7 Liabilities. Except as set forth on Schedule 4.7, Suncoast does not have any liabilities or obligations, whether accrued, absolute, contingent, or otherwise, except:

          (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged;

          (b) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto;

          (c) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement, or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding);

          (d) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate;

          (e) subcontractor liabilities specifically related to the Receivables and set forth in Schedule 1.2, which Suncoast and Shareholders assume and agree to pay; and

          (f) operating leases requiring an annual gross rental exceeding Ten Thousand and No/100 Dollars ($10,000).

     4.8 Litigation. Except as set forth on Schedule 4.8, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending or threatened by or against Suncoast or anticipated or contemplated by Suncoast, nor is there any such action, suit, or other legal or administrative proceeding or governmental investigation anticipated or contemplated against Suncoast, affecting Suncoast or any of its respective properties or assets, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. Except as set forth in Schedule 4.8, there are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which Suncoast is or was a party which have not been complied with in full or which continue to impose any material obligations on Suncoast.


     4.9  Good Title to, Condition of, and Adequacy of Purchased Assets.

          (a) Except as set forth on Schedule 4.9, Suncoast has good and marketable title to all of the Purchased Assets, free and clear of any Liens (other than Permitted Liens) or restrictions on use.

          (b) The Purchased Assets are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with sound industry practices.

          (c) The Purchased Assets constitute all of the assets and properties necessary for the conduct of the Business of Suncoast in the manner in which and to the extent to which such Business is currently being conducted.

     4.10 Compliance with Laws.

          (a) Except as set forth in Schedule 4.10, Suncoast is and has been in compliance in all material respects with all laws, regulations, and orders applicable to it, its respective Business and operations (as conducted by it now and in the past), and the Purchased Assets, except as such would not have a material adverse effect on the Business. Except as set forth on Schedule 4.10, Suncoast has not been cited, fined, or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders which have not been permanently cured and no proceeding with respect to any such violation is pending or threatened.

          (b) Suncoast has not made any payment of funds in connection with its Business that is prohibited by law, and no funds have been set aside to be used in connection with its Business for any payment prohibited by law.

          (c) Suncoast is not subject to any Contract, decree or injunction which restricts the continued operation of any Business or the expansion thereof to other geographical areas, customers and suppliers, or lines of Business.

     4.11 Labor and Employment Matters. Suncoast has complied with applicable laws, rules, and regulations relating to employment, civil rights and equal employment opportunities, including, but not limited to, the Civil Rights Act of 1964, and the Fair Labor Standards Act, except as such would not have a material adverse effect on the Business.

     4.12 Employee Benefit Plans.

          (a) Employee Benefit Plans. Schedule 4.12 contains a list setting forth each employee benefit plan or arrangement of Suncoast, including, but not limited to, employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, Section 125 Premium Only Plan, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of Suncoast participate (the "Employee Benefit Plans").

          (b)  Compliance with Law.  With respect to each Employee Benefit Plan:

               (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code");

               (ii) no actions, suits, claims or disputes are pending or threatened;

               (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency;

               (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding;

               (v) all reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and

               (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

          (c) Welfare Plans. Other than as disclosed in Schedule 4.12, Suncoast is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan"), whether or not disclosed in
          Schedule 4.12, to provide medical or death benefits with respect to any employee or former employee of Suncoast or its predecessors after termination of employment.

          (d) Other Liabilities. Except as set forth on Schedule 4.12, all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Date shall have been made or properly accrued on the Current Balance Sheet.

     4.13 Tax Matters. Except as set forth in Schedule 4.13 hereto, all Tax returns required to be filed prior to the date hereof with respect to Suncoast or any of its respective income, properties, franchises, or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, complete, and accurate in all respects. All Taxes due and payable by or with respect to Suncoast have been paid or accrued on the Current Balance Sheet or will be accrued on its books and records as of the Closing.

     4.14 Receivables. Suncoast's accounts receivable are fully and accurately reported in the Financial Statements, and determined in a manner consistent with generally accepted accounting principles, arose from bona fide transactions, are fully collectible within ninety (90) days of the date any such account receivable arose, and accounts receivable as of Closing will be in a face amount equal to at least the amount set forth in the Current Balance Sheet net of the allowance for doubtful accounts.

     4.15 Inventory. Suncoast's inventory as of the Closing will be in an amount not less than the amount set forth in the Current Balance Sheet, at cost as determined in a manner consistent with generally accepted accounting principles, and will consist of items of a quality and quantity which are good, usable and saleable in the usual and ordinary course of business of

Suncoast, at customary prices therefore and will not include any items which are damaged, obsolete or below standard quality.

     4.16 Licenses and Permits. Suncoast possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its Business and operations. All such Permits are valid and in full force and effect, Suncoast is in full compliance with the requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them.

     4.17 Intellectual Property. Schedule 4.17 sets forth a list of all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), all rights in mask works and other intellectual property used in the conduct of Suncoast's Business (the "Intellectual Property") and all such rights, titles and interests shall be transferred to Buyer at Closing, free and clear of any liens or restrictions. Suncoast has full legal right, title, and interest in and to all Intellectual Property used in its Business. The conduct of the Business of Suncoast as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property, except as set forth in Schedule
4.16. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

     4.18 Contracts. Schedule 4.18 sets forth a list of each Contract, that contemplates any transaction valued in excess of $10,000 to which Suncoast is a party or by which its properties or assets are bound and which is material to its Business, assets, properties or prospects (the "Purchased Contracts"), true and correct copies of which have been provided to Buyer. The copy of each Purchased Contract provided to Buyer is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Except as set forth on Schedule 4.18, Suncoast has not violated any of the material terms or conditions of any Purchased Contract or any term or condition which would permit termination or material modification of any Purchased Contract, and all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Purchased Contract. Except as set forth on Schedule 4.18, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by Suncoast under any Purchased Contract, and to the best knowledge of Suncoast and Shareholder, no such event has occurred which constitutes or would constitute a material default by any other party. Except as set forth in Schedule 4.18, all Purchased Contracts are freely assignable to Buyer without notice to or the consent of any third party and, Suncoast is not subject to any liability or payment resulting from renegotiation of amounts paid it under any Purchased Contract. As used in this Section, Purchased Contracts shall include, without limitation:

          (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other person, or letters of intent or commitment letters with respect to same;

          (b) contracts obligating Suncoast to purchase or sell products or services;

          (c) leases of real or personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand and No/100 Dollars ($10,000.00);

          (d) distribution, sales agency, or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same;

          (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, and any other agreements relating to any employee, officer or director of Suncoast;

          (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets, or know how, or other agreements regarding proprietary rights or intellectual property ("Licenses");

          (g) any Contract relating to pending capital expenditures by Suncoast; and

          (h) other material Contracts or understandings, irrespective of subject matter and whether in writing, not entered into in the ordinary course of business by Suncoast and not otherwise disclosed on the Schedules.

     4.19 Accuracy of Information Furnished to Buyer. No representation, statement, or information made or furnished by Suncoast or Shareholder to Buyer or any of Buyer's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by Suncoast or Shareholder, contains or shall contain any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          As a material inducement to Suncoast and Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to Suncoast and Shareholder as of the date hereof and as of the Closing Date:

     5.1 Corporate Status. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois.

     5.2 Corporate Power and Authority. Buyer has, or at the time of Closing will have, the corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder, and consummate the transactions contemplated hereby. Buyer has or at the time of Closing will have taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer, the performance by it of its obligations hereunder, and the consummation by it of the transactions contemplated by this Agreement will not:

          (a) contravene any provision of the Articles of Incorporation or Bylaws of Buyer;

          (b) in any material respect violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon, or enforceable against Buyer;

          (c) conflict with, result in breach of, or constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate any material Contract;

          (d) result in or require the creation or imposition of any lien upon or with respect to any property or assets of Buyer; or

          (e) require the consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal, or any other Person.

     5.3 Enforceability. Each of this Agreement and any other agreement executed in connection herewith has been, or will have been at the time of Closing, duly executed and delivered by and constitutes or will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms.

     5.4 No Commissions. Buyer has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     5.5 Litigation. Except as set forth on Schedule 5.5, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending or threatened by or against Buyer or anticipated or contemplated by Buyer, nor is there any such action, suit or other legal or administrative proceeding or governmental investigation anticipated or contemplated against Buyer which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing.

     5.6 Reporting Company. The Common Stock of Dauphin is trading on the OTC Electronic Bulletin Board. Dauphin is a reporting company under the Securities and Exchange Act of 1934 as amended.

     5.7 Statements and Other Documents Not Misleading. Neither this Agreement, including all exhibits and schedules and other closing documents, nor any other financial statement document or other instrument heretofore or hereafter furnished by the Buyer or Dauphin to Suncoast or Shareholder in connection with this Agreement or other transactions contemplated hereby, or any information furnished by Buyer or Dauphin taken as a whole contains or will contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated in order to make such statement, information, document, or other instruments, in light of the circumstances in which they are made not misleading. There is no fact known to Buyer or Dauphin taken as a whole which may have a Material Adverse Effect on the business, prospects, financial condition or results of operations of Buyer or Dauphin taken as a whole or of any of its properties or assets which has not been set forth in this Agreement as an exhibit or schedule hereto.


                                   ARTICLE VI

                               CLOSING CONDITIONS

     6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or before the Closing Date of the condition that neither Suncoast, Shareholder nor Buyer shall be subject to any order, decree or injunction of a court of competent jurisdiction which prevents or delays any of the transactions contemplated by this Agreement.

     6.2 Conditions to the Obligations of Suncoast and Shareholder. The obligations of Suncoast and Shareholder to effect the transactions contemplated hereby shall be further subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived by Suncoast and Shareholder:

          (a) Compliance by Buyer. Buyer shall have performed and complied in all material respects with the provisions contained in this Agreement required to be performed and complied with by it at or before the Closing Date.

          (b) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement were true and correct in all material respects as of the date of this Agreement and shall also be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement), and Suncoast and Shareholder shall have received certificates to that effect signed by the President of Buyer.

     6.3 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived by Buyer.

          (a) Compliance by Suncoast and Shareholder. Suncoast and Shareholder shall have performed and complied in all material respects with the provisions contained in this Agreement required to be performed and complied with by them at or before the Closing Date.

          (b) Representations and Warranties. The representations and warranties of Suncoast and Shareholder set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall also be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement), and Buyer shall have received a certificate to that effect signed by the President of Suncoast.

          (c) Corporate Authority; Consents; Permits. Suncoast and Shareholder shall have delivered to Buyer evidence satisfactory to Buyer that Suncoast and Shareholder shall have obtained any and all permits, authorizations, lessor consents and approvals of any person or public body or authority required effectively to transfer the Purchased Assets to Buyer and to enable Buyer to continue Suncoast's Business operations substantially similar to the operations conducted by Suncoast immediately prior to Closing.

     6.4 Other Documents. Each of the parties will furnish to the other party such certificates of such party's shareholders, officers, directors, employees, or such other documents, as may be reasonably necessary to evidence fulfillment of the conditions set forth in this Article VI as the other party may reasonably request.

                                   ARTICLE VII

                                EMPLOYEE MATTERS

     7.1 Employees. Suncoast shall deliver to Buyer not less than five (5) days prior to Closing a list of all Suncoast employees and their compensation as of the most recent date for which information is available and shall advise Buyer of any changes in such information through the Closing Date.

     7.2 Workers' Compensation. Buyer shall be liable for all workers' compensation claims made by Suncoast employees which relate to events occurring
after the Closing Date.   Suncoast shall remain liable for all workers'
compensation claims made by Suncoast's former employees which relate to events occurring on or before the Closing Date and shall hold harmless and indemnify Buyer from and against such claims. Suncoast shall provide Buyer with satisfactory evidence of workers compensation insurance coverage through the Closing Date.

                                  ARTICLE VIII

                                   TERMINATION

     8.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) By the written agreement of all of the parties hereto;

          (b) By any party upon written notice to the others after 5:00 p.m. Central Standard Time on July 1, 2001 if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the parties; or

          (c) By either Buyer or Suncoast if: (i) the representations and warranties of Suncoast and Shareholder or Buyer, respectively, shall not have been true and correct in all material respects as of the date when made; (ii) Suncoast and Shareholder or Buyer, respectively, shall have failed to perform and comply with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such parties prior to the time of such termination and such failure to perform or comply shall be incurable or shall not have been cured within a reasonable period of time but not less than ten (10) days in duration following notice of such failure, provided that the terminating party shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such terminating party prior to such time; or (iii) any event shall have occurred or any fact or condition shall exist that shall have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event or existence of such fact or condition shall be due to the failure of the party seeking to terminate this Agreement or any of its associates or affiliates to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by such party or any of its associates or affiliates prior to Closing.

     8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement shall become null and void and of no further force and effect, without any liability on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, shareholders, associates or affiliates.



                                   ARTICLE IX

                                 INDEMNIFICATION

     9.1 Agreement by Suncoast and Shareholder to Indemnify. Suncoast and Shareholder each agrees to indemnify, defend and hold Buyer harmless from and against the aggregate of all Buyer Indemnifiable Damages (as defined below); provided, however, that the aggregate indemnification liability of Suncoast and Shareholder collectively shall not exceed the Purchase Price (plus any costs of collection).

          (a) For purposes of this Agreement, "Buyer Indemnifiable Damages" means, without limitation, the aggregate of all expenses, losses, costs, claims, diminution in value, deficiencies, liabilities and damages (including, without limitation as to type of expense, related reasonable counsel and paralegal fees and expenses) incurred or suffered by Buyer, to the extent:

          (i) resulting from any material breach of a representation or warranty made by Suncoast or Shareholder in or pursuant to this Agreement;

          (ii) resulting from any material breach of the covenants or agreements made by Suncoast or Shareholder pursuant to this Agreement;

          (iii) resulting from any Excluded Assets or Liabilities, and specifically including subcontractor liabilities related to the Receivables; or

          (iv) resulting from any fact, condition, event, act, omission, or other matter whose occurrence or failure to occur would have constituted a material breach of a representation or warranty made by Suncoast or Shareholder in or pursuant to this Agreement were not that representation or warranty qualified by the words "to the best knowledge of" or other words of similar import.

          (b) Each of the representations and warranties made by Suncoast and Shareholder in this Agreement or pursuant hereto shall survive for a period commencing with the Closing Date and continuing through the second anniversary of the Closing Date, except as follows:

               (i) the representations and warranties to the extent relating to tax attributes or liabilities with respect to Taxes of Suncoast shall expire at the time the period of limitations (including any extensions thereof pursuant to the delivery of waivers of the applicable period of limitations) expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate;

               (ii) the representations and warranties of the Shareholder and Suncoast contained in Sections 4.12 shall expire at the time the latest period of limitations expires for the enforcement by an applicable Governmental Authority of any remedy with respect to which the particular representations and warranties of the Shareholder related and if there is no such period of limitations, then the representations and warranties shall continue indefinitely; and

               (iii) the representations and warranties of Suncoast and Shareholder contained in Sections 4.1 through 4.6 shall continue until the first anniversary of the Closing, except for the representations and warranties contained in Section 4.1, which shall expire upon the earlier of liquidation and dissolution of Suncoast or the expiration of the applicable statute of limitation. No claim for the recovery of Buyer Indemnifiable Damages may be asserted by Buyer after such representations and warranties shall thus expire; provided, however, that claims for Buyer Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant, and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant, and agreement.

          (c) In the event that Buyer believes it is entitled to a claim for any Buyer Indemnifiable Damages hereunder, Buyer shall promptly give written notice to Suncoast and Shareholder of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If neither Suncoast nor Shareholder pay the amount of the claim for Buyer Indemnifiable Damages to Buyer within fourteen (14) days, then Buyer may take any action or exercise any remedy available to Buyer by appropriate legal proceedings to collect the Buyer Indemnifiable Damages or make a claim for payment. However, this Section will not apply to any breach by Suncoast or Shareholder with regard to any representation or warranty of which Suncoast or Shareholder had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Suncoast or Shareholder of any covenant or obligation hereunder, in which case Suncoast and Shareholder will be liable for all Damages with respect to such breaches.

     9.2 Conditions of Indemnification of Buyer. Except as otherwise provided in Section 9.1, the obligations and liabilities of Suncoast and Shareholder hereunder with respect to the indemnities pursuant to this Article IX resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively the "Buyer Claims") shall be subject to the following terms and conditions:

          (a) Buyer must give Suncoast and Shareholder notice of any such Buyer Claim promptly after Buyer receives notice thereof;

          (b) Suncoast and Shareholder shall have the right to undertake, by counsel or other representatives of their own choosing, the defense of such Buyer Claim; provided, however, if a Buyer Claim is made against Buyer that exceeds the value of the Indemnification Security at such time, Buyer shall have the right to control the defense of the Buyer Claim;

          (c) in the event Suncoast and Shareholder shall elect not to undertake such defense, or within a reasonable time after notice of any such Buyer Claim from Buyer shall fail to defend, Buyer (upon further written notice to Suncoast and Shareholder) shall have the right to undertake the defense, compromise, or settlement of such Buyer Claim, by counsel or other representatives of its own reasonable selection, on behalf of and for the account and risk of Suncoast and Shareholder (subject to the right of Suncoast and Shareholder to assume defense of such Buyer Claim at any time prior to settlement, compromise or final determination thereof);

          (d) anything in this Section 9.2 to the contrary notwithstanding:

               (i) Buyer shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise, or settlement of the Buyer Claim;

               (ii) Neither Suncoast nor Shareholder shall, without Buyer's written

               consent, settle, or compromise any Buyer Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Buyer of a release from all liability in respect of such Buyer Claim; and

               (iii) Buyer, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with Suncoast,

               Shareholder and their respective counsel or other representatives concerning such Buyer Claim, and Suncoast, Shareholder and Buyer and their respective counsel shall cooperate with respect to such Buyer Claim.

     9.3 Minimum Threshold for Indemnification by Suncoast and Shareholder. No indemnification shall be paid by Suncoast or Shareholder under Sections 9.1
(a)(i) through (iv) hereof until such time as the amount for which indemnification would otherwise be due to any and all parties entitled to indemnification from Suncoast or Shareholder hereunder exceeds Twenty Five Thousand Dollars ($25,000.00).

                                    ARTICLE X

                              ADDITIONAL AGREEMENTS

     10.1 Registration of the Dauphin Shares. In connection with the issuance of the Dauphin Shares representing the Purchase Price, as described in Section
2.1 hereto, Buyer shall cause Dauphin to:

          (a) prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement with respect to such securities prior to the thirtieth (30th) day following the filing date of Dauphin's Form 10-Q for the period ending June 30, 2001 and shall use its best efforts to obtain effectiveness of such registration statement prior to the one hundred twentieth (120th) day following the filing of the Registration Statement and shall use its best efforts to maintain such effectiveness until all of the securities included in such registration statement have been sold ("Requisite Period");

          (b) promptly prepare and file with the Commission such amendments and supplements to such registration statement and the prospects used in connection therewith as may be necessary to keep such registration statement effective for the Requisite Period and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

          (c) promptly furnish a reasonable number of copies of the registration statement as may be requested in order to facilitate the intended disposition of the securities covered by such registration statement;

          (d) use its best efforts (i) to register or qualify the securities covered by such registration statement under the securities or "blue sky" laws, (ii) to prepare and file in those amendments (including post-effective amendments) and supplements, and take such other actions, as may be necessary to maintain such registration and qualification in effect at all times for the Requisite Period and
          (iii) to take such further action as may be necessary or advisable to enable the disposition of the securities covered by such registration statement provided;

          (e) use its best efforts to list the securities covered by such registration statement with any securities exchange on which the Common Stock is then listed, or if the Common Stock is not then listed on a national securities exchange use its best efforts to facilitate the reporting of the Common Stock on the NASDAQ Stock Market if and when Dauphin's securities qualify for such reporting;

          (f) promptly notify Suncoast and Shareholder of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose and use its best effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time;

          (g) take all actions reasonably necessary to facilitate the timely preparation and delivery of certificates;

          (h) take all other reasonable actions necessary to expedite and facilitate the registration of the securities pursuant to the registration statement;

          (i) incur all expenses in complying with the registration required hereunder, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of its counsel and independent public accountants, fees and expenses (including its counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., fees of transfer agents and registrars and its other legal and accounting fees and disbursements.

     10.2 Conduct of Operations. During the period from the date of this Agreement to the Closing Date, Suncoast and Shareholder shall conduct Suncoast's Business operations in the manner in which they have customarily and ordinarily conducted such Business operations in the past, preserve intact Suncoast's assets and Business operations and report regularly to Buyer as to the general status thereof and as to any material event affecting Suncoast's assets and Business operations. During the period from the date of this Agreement to the Closing Date, Suncoast and Shareholder will not, other than in the normal course of business, take, without the prior written consent of Buyer, any action which could reasonably be expected to materially adversely affect the assets or Business operations of Suncoast.

     10.3 Tax Matters. From and after the Closing Date, the parties shall cooperate with each other in connection with the administration of employee matters, the filing of Tax Returns and other reports required by governmental authorities and the defense of any claim or litigation made or instituted against either party in respect of Suncoast's operations before the Closing Date, which cooperation shall include, but not be limited to, making available employees for the purposes of providing technical or expert testimony and advice.

     10.4 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

     10.5 Further Assurances. From time to time, without further consideration, Suncoast and Shareholder, at their own expense, will execute and deliver, or cause to be executed and delivered, such documents as Buyer may reasonably request to more effectively consummate the transactions contemplated hereby and to vest in Buyer good title to the Purchased Assets. From time to time, without further consideration, Buyer, at its own expense, will execute and deliver, or cause to be executed and delivered, such documents as Suncoast and Shareholder may reasonably request to more effectively consummate the transactions contemplated hereby.

     10.6 Negotiations with Others. During the period from the date of this Agreement to the Closing Date, Suncoast and Shareholder will not, directly or indirectly, engage in discussions or negotiations with any person or entity (other than Buyer) concerning any possible proposal regarding a sale or transfer of all or any part of the assets or Business operations of Suncoast. Suncoast and Shareholder agree to disclose to Buyer the existence and content of any communication they receive concerning any such possible proposal as soon as practicable after receipt of the communication.

     10.7 Brokers. Each of the parties represents and warrants to the other that excluding only Andrew, Alexander, Wise & Company, Inc., no broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. Each party will each pay or discharge, and will each indemnify and hold the other harmless from and against, any and all other claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by such party other than those incurred in connection with services rendered by Andrew, Alexander, Wise & Company, Inc., which shall be paid by Suncoast.

     10.8 Sales and Transfer Taxes and Fees. Any sales and transfer Taxes and fees directly incurred in connection with this Agreement and the transactions contemplated hereby will be borne by Suncoast. Suncoast and Shareholder will file all necessary Tax Returns and other documentation, if any, with respect to all such sales, transfer and recording Taxes and fees relating to Suncoast.

     10.9  Cooperation.   Each party shall execute and deliver such additional
instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out, and comply with all of the terms of this Agreement and the transactions contemplated hereby.

     10.10 Other Agreements. The parties agree that the non-competition covenants contained in Key Employees' Employment Agreements are an integral part of this Agreement.

     10.11 Corporate Name Change. Suncoast shall, immediately following the Closing, execute and deliver to Buyer for filing all documents or certificates necessary to change the legal, trade or assumed name of Suncoast to any name not confusingly similar to Suncoast Automation, Inc.

                                   ARTICLE XI

                                   DEFINITIONS

     11.1 Defined Terms. As used herein, the following terms shall have the following meanings:
          "Balance Sheet" means the unaudited balance sheet of Suncoast as of March 31, 2001, included in Schedule 4.6.

          "Balance Sheet Date" means March 31, 2001.

          "Bill of Sale" means the Bill of Sale, Assignment and Assumption in the form attached hereto as Exhibit B.

          "Business" defined in the Recitals to this Agreement.

          "Buyer Claims" as defined in Section 9.2.

          "Buyer Indemnifiable Damages" defined in Section 9.1(a).

          "Closing Date" defined in Section 3.1.

          "Code" defined in Section 4.12.

          "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation, or other contract, agreement or instrument, whether written or oral including, but not limited to, the Highland Equipment Leases.

          "Current Balance Sheet" defined in Section 4.6.

          "Effective Date" defined in preamble.

          "Employee Benefit Plans" defined in Section 4.12.

          "Employment Agreement" means the Employment Agreement between Buyer and Key Employees in the form attached hereto as Exhibit A.

          "Excluded Assets" defined in Section 1.2.

          "Financial Statements" defined in Section 4.6.

          "Governmental Authority" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government activity.

          "Intellectual Property" defined in Section 4.17.

          "Key Employees" means Kent P. Spears and Mark G. Blanchard.

          "Licenses" defined in Section 4.18.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

          "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, Business, or prospects which change (or effect) individually or in the aggregate, does, may, or may reasonably be expected to, result in a financial loss relating to such condition, properties, assets, liabilities, rights, obligations, operations, Business or prospects in excess of Ten Thousand and No/100 Dollars ($10,000.00).

          "Permitted Liens" means: (a) liens for taxes and other governmental charges and assessments which are not yet due and payable; (b) liens of landlords and liens of carriers, warehousemen, mechanics, and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; and (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority, or other entity, of whatever nature.

          "Purchased Assets" defined in Section 1.1.

          "Purchased Contracts" defined in Section 4.18.

          "Purchase Price" defined in Section 2.1

          "Receivables" means all receivables of Suncoast, including all trade account receivables arising from the provision of services, as set forth in the Financial Statements.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

          "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security, and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

          "Welfare Plan" defined in Section 4.12.

     11.2 Other Definitional Provisions.

          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                   ARTICLE XII

                               GENERAL PROVISIONS

     12.1 Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive for such time as the indemnity for the breach thereof shall survive as set forth in Sections 9.1 and 9.2, and subject to the minimum threshold for indemnification set forth in
Section 9.3.

     12.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered, and received:

          (a) when delivered, if delivered personally by a commercial messenger delivery service with verification of delivery;

          (b) two (2) days after mailing, when sent by registered or certified mail, return receipt requested, and postage prepaid;

          (c) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service;

          (d) on the date of delivery if delivered by facsimile and electronically confirmed before 5:00 P.M. Chicago Time on any business day; or

          (e) on the next business day if delivered by facsimile and electronically confirmed either after 5:00 P.M. Chicago Time or on a non-business day, in each case addressed as follows:


             If to Suncoast or
             Shareholder:            Mr. Kent P. Spears
                                     Suncoast Automation, Inc.
                                     150 Dunbar Avenue
                                     Oldsmar, Florida 34677
                                     Telephone:  813-814-9697
                                     Facsimile:  813-814-9497

             With a copy to:         Thomas A. Rose, Esq.
                                     Sichenzia, Ross, Friedman & Ference, LLP
                                     135 West 55th Street, 20th Floor
                                     New York, New York 10020
                                     Telephone:  212-261-2008
                                     Facsimile:  212-664-7329

             If to Buyer:            Mr. Christopher L. Geier
                                     Executive Vice President
                                     Suncoast Acquisition Corp.
                                     800 E. Northwest Highway, Suite 950
                                     Palatine, Illinois  60067
                                     Telephone:  847-358-4406/201
                                     Facsimile:  847-358-4407

             With a copy to:         Ronald P. Duplack, Esq.
                                     Rieck and Crotty, P.C.
                                     55 West Monroe Street, Suite 3390
                                     Chicago, Illinois  60603
                                     Telephone:  312-726-4646
                                     Facsimile:  312-726-0647

or to such other address or addresses as may hereafter by specified by notice given by any of the above to others.

     12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     12.4 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings, or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified, or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

     12.5 Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

     12.6 Expenses. Except as otherwise set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses, and disbursements of its counsel and accountants.

     12.7 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

     12.8  Governing Law.     This Agreement shall be enforced in accordance
with the laws of the State of Illinois and shall be construed in accordance therewith. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Cook, State of Illinois. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the State and Federal courts located in the County of Cook, State of Illinois shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action of proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

     12.9 Public Announcements. No party shall disclose the existence of this Agreement, or the transactions contemplated herein, or make any public announcement regarding the same, without the prior written notice to, and approval of, each of the other parties.

     12.10 Counterparts/Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Any signature to this Agreement may be made by facsimile signature by the authorized signatory and a facsimile transmission or copy of the original shall be as effective as the original.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Suncoast Acquisition Corp.,                 Suncoast Automation, Inc.,
an Illinois corporation                     a Delaware corporation

By:/s/ Andrew J. Kandalepas                 By:/s/ William Conis
   ------------------------------------        -----------------
   Andrew Kandalepas, President and CEO     William Conis, President

                                            ProtoSource Corporation,
                                            a California corporation

                                            By:/s/ William Conis
                                               -----------------
                                            William Conis, President and
                                            CEO

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
      Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                        Schedule 1.2(c)  Excluded Assets

                                 No Exceptions

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
     Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                        Schedule 1.3 Assumed Liabilities

                                  No Exceptions

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
      Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                    Schedule 2.2 Allocation of Purchase Price


ASSETS

          Accounts Receivable                 $ 14,668.55

          Inventory                            113,054.53

          Fixed Assets                         794,169.77

          Retainer                              20,000.00

          Security Deposits                      4,326.29

          Installation Contracts               320,000.00
                                             ------------
                                             1,266,219.14



LIABILITIES


          Accounts Payable                     140,114.14
                                             ------------


NET ASSETS                                 $ 1,126,105.00
                                           ==============

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
      Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                    Schedule 4.1 Qualification Jurisdictions

                                Delaware, Florida

                                  No Exceptions

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
      Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                            4.6 Financial Statements

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
      Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                            Schedule 4.7 Liabilities


                                      NONE

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
     Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                             Schedule 4.8 Litigation

                                  No Exceptions

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
      Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                       Schedule 4.10 Compliance with Laws

                                  No Exceptions

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
      Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                      Schedule 4.12 Employee Benefit Plans

                       1.  Suncoast Corporation 401K Plan

                       2.  Suncoast Corporation Medical Plan

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
      Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                            Schedule 4.13 Tax Matters

                                  No Exceptions

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
      Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                       Schedule 4.17 Intellectual Property

                                      NONE

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
     Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                        Schedule 4.18 Purchased Contracts


Sunterra Corporation:

1.  Cypress Point; Lake Buena Vista (Orlando) FL
2. Carambola Beach; St. Croix U.S. Virgin Islands, Flamingo Beach and Royal Palm Beach; St. Maatin N.A.
3.  Powhatan Plantation and Greensprings Plantation; Williamsburg VA
4.  Scottsdale Villa Mirage; Scottsdale AZ


Blue Green Corporation:

5. Shenandoah Crossings; Gordonsville VA; Mountain Loft; Gatlingburg TN; Laurel Crest; Pigeon Forge TN; and Christmas Mountain; Wisconsin Dells WI


Bryanstone, Inc.

6.  Summer Bay Resort; Clermont (Orlando) FL


Walt Disney World

7.  New contract will be signed and sent by 6/15/01

  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
      Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                                    Exhibit A

                     Employment Agreement for Key Employees


  Asset Purchase Agreement by and Between Suncoast Acquisition Corp., Suncoast
      Automation, Inc. and ProtoSource Corporation Dated as of July 1, 2001



                                    Exhibit B

                     Bill of Sale, Assignment and Assumption